Exhibit (a)(1)(v)

Notice of Withdrawal of Tender
Regarding Shares in Crestline Lending Solutions, LLC
Dated March 20, 2026

The Offer and withdrawal rights will expire on April 20, 2026 and this Notice of Withdrawal must be received by
the Company’s Transfer Agent, either by mail or by e-mail, by 11:59 p.m.,
Eastern Time, on April 20, 2026, unless the Offer is extended
Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO THE TRANSFER AGENT

You are responsible for confirming that this Notice is received timely by the Transfer Agent. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Dear Shareholder:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Fund Name:
Fund Account #:
Account Name/Registration:
Address:
City, State, Zip:
Telephone Number:
Email Address:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Company to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing shareholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date